Exhibit 21.01

DOMESTIC SUBSIDIARIES

Name

Broad-Atlantic Associates, LLC (DE)

Broad-Atlantic Realty, LLC (DE)

CS Pharma Holdings, LLC (f/k/a Mort2Chai Partners, LLC) (DE)

Hillview Avenue Realty, LLC (DE)

Hillview Avenue Realty JV, LLC (DE)

IDT 225 Old NB Road, LLC (DE)

IDT Capital, Inc. (DE)

IDT Capital Real Estate Holdings, LLC (DE)

IDT-Rafael Holdings LLC (DE)

IDT Realty, LLC (NJ)